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                                  InfoVista SA

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       Societe Anonyme (Corporation) with a capital of 10,615,307.04 euros

            Head Office : 6 rue de la Terre de Feu - 91940 -LES ULIS

                               R.C.S. 334 088 275
                            SIRET 334 088 275 000 71
                                    *_*_*_*_*










                     MEMORANDUM AND ARTICLES OF ASSOCIATION























Updated on 13 December 2001


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                                       2


Article 1 - FORM
----------------

An S.A.R.L. (limited liability company) named "METHODES FUTURES POUR L'INFORMATIQUE - M.F.I." was created under private contract in VILLENEUVE LA GARENNE (92) on 14 October 1985, governed by the Law of 24 July 1966 and the Decree of 23 March 1967 pertaining to commercial companies.

Pursuant to the decision taken at the Extraordinary General Meeting held on 1 December 1992, the company was transformed into a Societe Anonyme (Corporation), without the creation of a new legal entity, as of 1 December 1992. It is governed by the French Code de commerce and the Decree of 23 March 1967 together with this Memorandum and Articles of Association.


Article 2 - OBJECTS
-------------------

The objects of the company in France and abroad are :

o    Research  operations,   analysis,  creation,  development  and  editing  of
     programmes,

o Training, consultancy, sales, distribution and maintenance concerning all hardware, software and services pertaining to computing structures, automatic processes or automation, product automation, office automation and telecommunications for public and private companies or institutions whatsoever their specific field of activity,

o And generally, all industrial, commercial, movable, immovable and financial operations related directly or indirectly to the objects stated above or contributing to their development.


Article 3 - NAME
----------------

The name of the company is : InfoVista SA


Article 4 - HEAD OFFICE
-----------------------

The head office of the company is situated at :

6, rue de la Terre de Feu, 91940 Les Ulis, France

It can be transferred to any other place in the same "departement" or a bordering "departement" by decision of the Board of Directors, subject to ratification of this decision taken at the next Ordinary General Meeting, and anywhere else, subject to a decision taken at the Extraordinary General Meeting of shareholders.

In the event that the head office is transferred by decision of the Board of Directors, the new head office shall automatically substitute the former in this article.

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                                       3


Article 5 - DURATION
--------------------

The duration of the company is fixed at ninety-nine (99) years as of 3 December 1985, date of its registration in the Trade and Companies Register of NANTERRE, except in the case of early dissolution or extension as provided herein.


Article 6 - AUTHORISED CAPITAL
------------------------------

The company's capital is fixed at TEN MILLION SIX HUNDRED AND FIFTEEN THOUSAND THREE HUNDRED AND SEVEN EUROS AND FOUR EUROCENTS (10,615,307.04 euros).

It is divided into NINETEEN MILLION SIX HUNDRED AND FIFTY SEVEN THOUSAND NINE HUNDRED AND SEVENTY SIX (19,657,976) shares with a nominal value each of FIFTY-FOUR EUROCENTS (0.54 euros), all in the same class.


Article 7 - INCREASE IN CAPITAL
-------------------------------

The authorised capital can be increased by decision of the Extraordinary General Meeting of shareholders. In the event of a capital increase through the capitalisation of reserves, profits or share premiums, the Extraordinary General Meeting that so decides shall determine the conditions of quorum and majority of Ordinary General Meetings.

The General Meeting can delegate the necessary powers to the Board of Directors for the purpose of increasing the capital in one or several stages, fixing the conditions thereof, recording the capital increase and proceeding with the corresponding alteration of the Memorandum of Association, in accordance with the legal and statutory provisions.

In the event of cash contributions to capital, the previous capital should be fully paid up.

In the event of cash contributions to capital, the shareholders are entitled to subscribe either as per right or freely to these shares, under the terms provided in articles L;225-133, L.225-134 and L.225-135 of the French Code de commerce.

Any relinquishment of preferential subscription rights or suppression thereof shall be carried out in accordance with the law.

In the case of contributions in kind or the stipulation of special privileges, one or several certified public accountants shall be appointed, in accordance with the provisions of article L.225-147 of the French Code de commerce.


Article 8 - DECREASE IN CAPITAL
-------------------------------

A decrease in capital is authorised or decided by the Extraordinary General Meeting under the terms provided by the law and regulations; the Meeting can delegate all powers to the Board for the purpose hereof.


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                                       4


Article 9 -  PAYMENT OF SHARES
------------------------------

The cash shares subscribed shall be paid up to the head office or pay offices designated for this purpose; no less than one quarter of their face value shall be paid at the time of subscription and, where appropriate, the entire sum of the share premium. The balance must be paid up as called in such manner as the Board of Directors shall determine, but within a maximum period of five years.

Should the shareholder fail to make payment of the sums due for the shares subscribed at the periods fixed by the Board, interest shall automatically accrue at the official rate in favour of the company from the end of the month of the due date. No court proceedings or formal notice shall be required to this effect. Moreover, to obtain payment of the said sums, the company can take action to enforce compliance and guarantees and impose sanctions as laid down by the French Code de commerce.


Article 10 - TYPE OF SHARES
---------------------------

The  shares  can  be  either   registered   shares  or  bearer  shares,  at  the
shareholder's discretion.

They shall be listed in individual accounts opened in the shareholder's name by the Company or any authorised intermediary and operated in accordance with the terms and conditions of the legal and statutory provisions in force.

The Company can, as set forth in the legal and statutory provisions in force, request information from any authorised institution concerning its shareholders or holders of securities which confer voting rights immediately or at a later date, in addition to the identity of such holders and the number of securities they hold.


Article 11 - TRANSFER OF SHARES
-------------------------------

The shares are freely negotiable and can be sold in accordance with the legal and statutory terms.


Article 12 - RIGHTS AND OBLIGATIONS ATTACHED TO SHARES
------------------------------------------------------

Each share shall give entitlement to ownership of the company assets and surplus after liquidation in proportion to the portion of capital it represents.

Whenever ownership of a certain number of shares is a prerequisite for the exercise of a right, those holding an insufficient number shall have to take necessary measures and if the case may be, form a grouping, purchase or sell the required number of shares or rights.

Any natural person or legal entity, acting alone or jointly, who comes to hold a number of shares representing more than 2 % of the Company's capital or voting rights, must, within fifteen calendar days from the date this threshold is exceeded, inform the Company about the total number of shares and voting rights he holds, by registered letter with acknowledgement of receipt, fax, telex or any other equivalent means abroad. This declaration is renewed under the same


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                                       5


conditions each time a new threshold of 2 % is exceeded up to 50 % included and also in the event that the fraction of the capital or voting rights held falls below the above-mentioned thresholds.

In the event of failure to comply with this obligation, one or several shareholders holding a fraction of not less than 2 % of the capital or voting rights, can request that the voting rights for shares exceeding the fraction which should have been declared, be withheld for all shareholder meetings held over a period of two years following the date on which the shareholder provides due notification. This request is recorded in the minutes of the general meeting.


Article 13 - APPOINTMENT OF MEMBERS TO THE BOARD OF DIRECTORS
-------------------------------------------------------------

The Company is run by a Board comprising members appointed from among the shareholders and whose maximum number is determined by Law. The number of members having exceeded the age of 75 cannot be higher than a third of the Directors in office; if this threshold is reached, the oldest Director shall automatically be considered as handing in his resignation at the next General Meeting.

The Directors are appointed by the Ordinary General Meeting for a period of one year.

Directors can be re-elected. Legal entities on the Board should, at the time of their appointment, designate a permanent representative, who is subject to the same conditions and obligations as a Director.

A Director must hold at least one (1) share during the entire term of his office.


ARTICLE 14 - MEETINGS OF THE BOARD OF DIRECTORS
-----------------------------------------------

The chairman of the board of directors may convene board meetings through any means, including oral notice, at the Company's registered office or at any other location, as often as the interests of the Company so require.

In the event the board has not met for more than two months, at least one third of the directors in office may ask the chairman to convene a meeting to cover a specific agenda.

If the duties of the chairman of the board and chief executive officer (CEO) are separate, the CEO also has the right to ask the chairman to convene a board meeting to cover a specific agenda.

In the aforementioned circumstances, the chairman must comply with any requests to convene a meeting from either one third of the directors or from the CEO.

At least half of the directors in office, with a minimum of two directors, must be present in order for meetings to be valid. Directors attending the meeting shall sign an attendance sheet.

Participation in a board meeting via video conferencing pursuant to the terms set forth in the applicable regulations constitutes presence in person for the purposes of determining a quorum and the majority. This provision does not apply


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                                       6


to the adoption of resolutions stipulated in Articles L.225-47, L.225-53, L.225-55, L.232-1 and L.233-11 of the French Code de commerce.

Decisions shall be made by a majority of directors present or represented by proxy. In the case of a split vote, the chairman shall cast the deciding vote.

The board may select a secretary, who need not necessarily be one of the directors.

Minutes of the board meetings shall be recorded in a special register, which shall be signed by the presiding officer and at least one director, or by at least two directors if the presiding officer is unable to sign.

Copies or extracts of board meeting minutes shall be officially certified by the chairman of the board of directors, the CEO, the deputy CEOs, or by a proxy designated to this effect.


Article 15 - POWERS OF THE BOARD OF DIRECTORS
---------------------------------------------

The board of directors shall set the overall Company policy and monitor the implementation thereof. Subject to the powers expressly granted to the general meeting of shareholders, and restricted to the interests of the Company, the board of directors may examine any matter involving the proper functioning of the Company and, through its meetings, resolve any issues affecting the Company.

In dealings with third parties, the Company may be bound by acts of the board, even if such acts are not congruous with the interests of the Company, unless the Company can prove that the third party knew that the act transgressed Company interests or that it could not have been unaware of such, given the circumstances. The mere publication of these bylaws shall constitute sufficient proof.

The board of directors may order any audits or inspections that it deems necessary. Every director shall be given all information necessary for the conduct of his or her duties and may request copies of any documents he or she deems useful.

All sureties, endorsements and guarantees made by the Company must be authorised by the board pursuant to the terms set forth by law.


Article 16 - COMPANY MANAGEMENT
-------------------------------

     o    Chairman of the Board of Directors

The board of directors shall appoint a chairman from among the directors and shall determine the term of the chairman, which may not exceed his or her term as a director. The chairman shall be a natural person and may be re-elected indefinitely. Nevertheless, no matter the duration approved for the term, the duties of the chairman shall automatically end during the first ordinary general meeting of shareholders in the year he or she turns 70 years old.

The chairman may be removed at any time by the board of directors.



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                                       7


The chairman shall represent the board of directors. He or she shall organize and direct the work of the board, and shall report to the general meeting of shareholders. He or she shall ensure that the Company operates smoothly and more specifically, that the directors are able to fulfil their duties.

The board of directors shall approve compensation of the chairman.

     o    Senior Management

Either the chairman of the board, or another natural person whom the board appoints as CEO, shall assume responsibility for the general management of the Company.

The board of directors shall select one of the two aforementioned management options. The shareholders and third parties shall be informed of this choice pursuant to the terms established by decree.

The board of directors shall choose a management option by majority vote of the directors present or represented by proxy. The chairman shall not have the deciding vote.

The board of directors may not change the management model for a period of at least two years, except by unanimous decision of the directors present or represented by proxy.

If the chairman of the board assumes the management of the Company, he or she shall be governed by the provisions in these bylaws pertaining to the CEO.

     o    Chief Executive Officer (CEO)

The CEO shall have wide ranging authority to act on behalf of the Company in all circumstances. This authority shall be limited to acting in the interests of the Company, and shall be subject to the powers that the law expressly grants to the general meeting of shareholders and the board of directors.

The CEO shall represent the Company in its dealings with third parties. The Company may be bound by acts of the CEO, even if such acts are ultra vires the objects of the Company, unless the Company can prove that the third party knew that the act transgressed Company interests or that it could not have been unaware of such, given the circumstances. The mere publication of these bylaws shall constitute sufficient proof.

The provisions of the bylaws or decisions by the board of directors that limit the powers of the CEO shall be unenforceable on third parties.

Compensation of the CEO shall be approved by the board of directors.

The CEO may not be more than 70 years old. In the event that he or she reaches the age of 70 during his or her term as CEO, he or she shall voluntarily resign; however, his or her term shall extend until such time as the board of directors reconvenes and appoints a successor. Subject to this provision, the CEO is eligible to serve a second term. However, in the event that the CEO is also a board member, the duration of his or her duties may not exceed his or her term of office.

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                                       8


     o    Deputy Chief Executive Officer (Directeur general delegue)


Upon the proposal of the CEO, the board of directors may appoint one or more persons as Deputy Chief Executive Officer(s) to assist the CEO.

A Deputy CEO may be removed at any time by the board of directors, upon the proposal of the CEO. In the event of death, resignation or removal of the CEO, the Deputy CEO shall retain his or her position and duties until such time as a new CEO is appointed, unless the board of directors decides otherwise.

The CEO, with the agreement of the board of directors, shall determine the scope and duration of the powers granted to Deputy CEO. The board of directors shall determine the amount of compensation.

A Deputy CEO(s) shall have the same authority as the CEO with respect to third parties.

Deputy CEO(s) may not be more than 70 years old. In the event that a Deputy CEO reaches the age of 70 during his or her term, he or she shall voluntarily resign. However, his or her term shall extend until such time as the board of directors meets again and appoints a successor. Subject to this provision, a Deputy CEO is eligible for re-election. However, in the event that a Deputy CEO is also a board member, the duration of his or her duties may not exceed his or her term of office.

The maximum number of Deputy Chief Executive Officers shall not exceed five.

All acts that bind the Company, as well as the withdrawal of capital or securities, power of attorney over bankers, lending institutions and banks, subscriptions, endorsements, acceptances, guarantees, and paid commercial papers must be signed by either the chairman of the board of directors or the director specifically delegated to replace the chairman in the event of incapacitation, or by one of the Deputy CEOs, except where one or more proxies have been authorized to act, either collectively or individually, on sureties, endorsements and guarantees that are required to have prior authorization from the board of directors, pursuant to the law.

A copy of the minutes of the meeting during which such authority was granted shall serve as proof of authority to act.


Article 17 - REMUNERATION OF DIRECTORS
--------------------------------------

The Annual General Meeting can allocate a fixed annual sum as director's fees to the Directors in remuneration of their services. The Board of Directors shall share out this remuneration among its members as it deems fit.

Exceptional remuneration may be allocated by the Board of Directors for missions or responsibilities entrusted to the Directors. In this case, the remuneration shall come under operating expenses and is subject to approval by the Ordinary General Meeting in accordance with the procedure set forth in article 22 hereafter.

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Article 18 - RESPONSIBILITIES OF THE DIRECTORS AND THE GENERAL MANAGEMENT
-------------------------------------------------------------------------

The chairman, the directors, the CEO or the Deputy CEO(s) of the Company shall be held liable, both vis-a-vis the Company and vis-a-vis third parties, for violations of the laws governing Societes Anonymes, violations of these bylaws and acts of mismanagement, according to the terms and subject to the sanctions stipulated by the laws in force.


Article 19 - COMMITTEE OF EXTERNAL ADVISERS
-------------------------------------------

The ordinary general meeting of shareholders may appoint between one and three external advisers at the recommendation of the board of directors. External advisers shall be invited to meetings of the board of directors and shall attend with consultative status.

They shall be appointed for a term of office of one (1) year, to expire at the close of the ordinary annual general meeting of shareholders convened to vote on the annual accounts during the year in which their term of office expires. They may be reappointed to or dismissed from office at any time by decision of the ordinary general meeting of shareholders.

External advisers may, but need not be shareholders.


Article 20 - AUDITORS
---------------------

The General Meeting appoints one or several permanent auditors and one or several substitute auditors who fulfil the conditions fixed by the Law and regulations.

The Auditors are appointed for six accounting periods and their duties shall come to term after the General Meeting which approves of the accounts of the sixth accounting period. They can be re-elected. The auditors are vested with powers conferred on them by the Law.


Article 21 - RULES COMMON TO ALL GENERAL MEETINGS
-------------------------------------------------

The shareholders' meetings are convened in the manner required by the Law.

General Meetings are held at the head office or any other location mentioned in the notice of meeting.

The agenda of the meeting is determined in pursuance of article L.225-105 of the French Code de commerce and in accordance with articles 128 to 131 of the modified decree of 23 March 1967.

The right to participate in the general meetings is subject to:

     o as regards holders of registered shares, the listing of shares in the shareholder's name in the company registers not less than five days before the date of the general meeting;

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                                       10


     o as regards holders of bearer shares, the submitting, at the place specified in the notice of meeting, of a certificate issued by the intermediary keeping their account, which states the unavailability of the shares listed in the account until the date of the general meeting. This formality should be carried out not less than five days before the date of the general meeting as set forth in article 136 of the decree of 23 March 1967.

The Board of Directors has the right to reduce the time period mentioned hereabove.

Shareholders can be represented at a meeting by their spouse or another shareholder. The specific authorisation for each meeting is signed by the principal, who shall indicate his surname, name and address.

The proxy shall not be substituted by another person.

Should there be no mention of the proxy in the shareholder's authorisation, the Chairman of the General Meeting shall vote in favour of the adoption of draft resolutions submitted or approved by the Board of Directors and vote against the adoption of any other draft resolutions.

Voting by correspondence is done in the manner fixed by the legal and statutory provisions. Legal entities can participate in the Meetings through their official representatives or by any other person duly and properly authorised by them.

Where the laws and regulations so permit, shareholders may send their proxy form or ballot pertaining to any general meeting of the shareholders, in either in paper or electronic form, if the board so decides and informs the shareholders of such in the notice of meeting.

If the board of directors so decides at the time when the shareholders meeting is convened, shareholders may participate via video conferencing or any other means of telecommunication that allows them to be identified, and based on the terms set forth by the regulations in place at that time. Participation in shareholders meetings in this manner shall constitute presence in person, for the purposes of calculating the quorum and the majority.

The Meetings are chaired by the Chairman of the Board of Directors, or in his absence, by a Director specially delegated for this purpose by the Board. Failing this, the Meeting shall elect its Chairman itself.

The office of teller is filled by the two shareholders from the meeting, present and willing to take on this task and who hold the largest number of votes either personally or by proxy.

The committee thus constituted appoints a secretary, who is not necessarily a shareholder.

An attendance register is kept in the manner required by the Law.

The decisions of the General Meeting are recorded in the minutes signed by the committee members; these minutes have to be entered in a register kept in accordance with statutory provisions.


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                                       11


Copies or extracts of these minutes to be furnished in court or elsewhere are certified by the Chairman of the Board of Directors, or by a Director acting as Managing Director, or by the Secretary of the Meeting.


Article 22- PROVISIONS SPECIFIC TO ORDINARY GENERAL MEETINGS.
-------------------------------------------------------------

The Ordinary General Meeting is made up of all the shareholders, whatever the number of shares they hold, provided that all calls on them have been paid.

The Meeting can only make valid decisions if the number of shareholders represents at least one quarter of the authorised capital.

In the event that this condition is not fulfilled, the Meeting is convened for the second time in accordance with the procedure of article 21. In this second meeting, the decisions taken in respect of the same agenda as the previous meeting are valid regardless of the number of shares represented.

The decisions of the Ordinary General Meeting are taken by a majority vote of the shareholders present or represented.

The Ordinary General Meeting can take all decisions other than those that would, either directly or indirectly stand to modify the Articles herein.

The meeting is convened at least once a year to approve the financial statements, within six months of the closing of accounts, unless this deadline is extended by Order from the President of the Commercial Court ruling on the application of the Board of Directors.


Article 23 - PROVISIONS SPECIFIC TO EXTRAORDINARY GENERAL MEETINGS
------------------------------------------------------------------

The Extraordinary General Meeting is made up of all shareholders whatever the number of shares they hold, provided that all calls on them have been paid. The Meeting can only make valid decisions if the number of shareholders represents at least one third of the authorised capital.

If this condition is not fulfilled, the Extraordinary General Meeting is convened once again in accordance with legal procedures by reproducing the agenda and indicating the date and outcome of the previous Meeting; it can make valid decisions only if the number of shareholders present holds at least one quarter of the authorised capital. Failing this quorum, the second Meeting can be adjourned to a later date, at most two months later than the date at which it had been convened.

The majority required to validate its decisions is two-thirds of the votes of shareholders present or represented.

The Extraordinary General Meeting can decide on the conditions pertaining to quorum and majority required for Ordinary General Meetings in the case of an increase in capital through capitalisation of reserves, profits or share premiums.



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                                       12


Furthermore, in the Extraordinary General Meetings called to decide on the approval of contributions in kind or the granting of a special benefit, the contributor or beneficiary whose shares are stripped of voting rights, does not have a deciding vote either for himself or as proxy.


Article 24 - ACCOUNTING YEAR
----------------------------

The accounting year starts on 1 July and ends on 30 June.


Article 25 - ACCOUNTS
---------------------

At the accounts closing date, the Board of Directors draws up the financial statements comprising the balance sheet, income statement and appendices. Furthermore, it establishes a written business report.

These documents are made available to the Auditors in accordance with legal and statutory provisions.

All shareholders have access to these documents at the head office in the manner laid down by the laws and regulations in force, from the date the Ordinary General Meeting is convened and at least during a period of fifteen days prior to the date of the meeting.


Article 26 - ALLOCATION AND DISTRIBUTION OF EARNINGS
----------------------------------------------------

From the net earnings of the accounting year, less losses pertaining to previous years if the case may be, a sum not less than one twentieth is withheld to constitute the "Legal reserve". This withdrawal is no longer compulsory when these funds reach a sum equal to one-tenth of the authorised capital. Should the "Legal Reserve" fall below this fraction for any reason whatsoever, this operation become necessary once again. The General Meeting can decide on the distribution of sums drawn from optional reserves by clearly indicating the headings of such accounts from which the withdrawals have been made.

Losses carried forward by decision of the General Meeting are registered in a special liabilities account of the balance sheet to be offset by the profits of future accounting years until they cease to exist or are wiped out by drawing on reserves.


Article 27 - PAYMENT OF DIVIDENDS
---------------------------------

Share dividends are paid at such times and places as fixed by the Meeting or by the Board of Directors within a maximum period of nine months as of the accounts closing date. An extension of this deadline can be granted by court order.

The Ordinary General Meeting has powers to grant to each shareholder the possibility of opting for the payment of dividends in the manner required by the Law.


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                                       13


Article 28 -  SHAREHOLDERS' EQUITY LESS THAN HALF THE AUTHORISED CAPITAL
------------------------------------------------------------------------

In the event that the shareholders' equity becomes less than half the authorised capital on account of losses registered in the accounting documents, the Board of Directors must, within four months following approval of the financial statements revealing such losses, call an Extraordinary General Meeting to decide on early dissolution of the company. The resolution adopted by the Meeting is published and requires statutory formalities to be carried out.

In the event that the company is not declared to be wound up, the company must, not later than the closing of the second accounting year following the year the losses are reported and subject to legal provisions concerning minimum capital for Corporations, reduce its capital by an amount at least equal to that of the losses which were not withdrawn from reserves unless within this time period, the shareholders' equity has been reconstituted to an amount not less than half the authorised capital.

In the absence of a General Meeting or should the Meeting fail to take a valid decision after the second quorum, all interested parties can bring proceedings for the company to be wound up. This is also the case if the provisions of paragraph 2 herein above have not been applied. In all cases, the Court can grant the company a maximum period of six months to remedy the situation. However, the court cannot declare the company to be dissolved, should the situation be remedied on the day of the ruling.


Article 29 - DISSOLUTION - LIQUIDATION
--------------------------------------

When the duration of the company expires or in the case of winding up by decision of the Extraordinary General Meeting, the Ordinary General meeting shall, on a proposal by the Board of Directors, decide on the manner of liquidation and appoint one or several liquidators whose powers it shall also determine.

The aim of the liquidators is to sell off, even amicably, all tangible and intangible assets of the company and pay off debts.

Save for restrictions imposed by the General Meeting, the liquidators have, by virtue of their capacity alone, the broadest powers in accordance with Laws and commercial practices, which include those of handling, agreeing to and granting all guarantees, even mortgage securities, and if need be, agreeing to release of liens with or without payment.

An Extraordinary General Meeting is necessary in the case of a global sale of assets, contribution of the assets to another company, mergers, spin-offs and modifications of the Articles for the requirements of the liquidation.

In the event of death, resignation or impediment of the liquidator(s), the Meeting convened by the most diligent shareholder shall deal with his or their replacement.

After reimbursement of all the company creditors, the surplus after liquidation is equally distributed among all shareholders in proportion to the share of capital they represent.

Article 30 - DISPUTES
---------------------

All disputes which may arise during the duration of the company or at the time of its liquidation either between the shareholders and the company, the Directors or the Auditors, or between the shareholders themselves in relation to the business, shall be settled by the competent Commercial Courts.